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                                                                      Exhibit 99

               Susquehanna Media Co. - 2002 First Quarter Results

May 6, 2002

York, PA - Susquehanna Media Co. (Media) reported $71.7 million in consolidated revenues for its first quarter ended March 31, 2002. Revenues grew $4.8 million or 7% over first quarter 2001. Quarterly operating income of $12.9 million increased $6.6 million or 105% over the same quarter in 2001. With the January 1, 2002 adoption of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), the amortization of FCC licenses, cable franchise values and goodwill ceased. On a comparable basis, excluding the impact of SFAS No. 142, first quarter 2002 operating income increased $3.2 million or 33% over the same quarter last year. Adjusted EBITDA of $21.1 million was $3.1 million or 17% higher than last year. Adjusted EBITDA and cash flows were unaffected by the adoption of SFAS No. 142.

Radio
-----

First quarter revenues of $40.7 million represented a $0.9 million or 2% increase compared to the first quarter 2001. Operating income for the quarter was $6.9 million, a $2.0 million or 40% increase over 2001. Approximately $1.6 million of increased operating income was due to the impact of the adoption of SFAS No. 142, which mandated that the amortization of intangible assets with indefinite lives be discontinued. On a comparable basis, operating income for the quarter increased $0.4 million or 6% compared to the same quarter of 2001. First quarter 2002 broadcast cash flow was $12.2 million, a $0.8 million or 7% above last year. Adjusted EBITDA for first quarter 2002 was $9.9 million, a $0.6 million or 6% increase over the same quarter last year.

Results on a same stations basis exclude KFME-FM (Kansas City) and WHMA-AM (Anniston, Alabama) and Paragon Research, divested July 2001. On a same stations basis, revenues were $40.3 million, an increase of $1.5 million or 4% over last year. Same stations operating income was $7.2 million, $2.4 million or 50% higher than first quarter 2001. First quarter same stations operating income, excluding the impact of the adoption of SFAS No. 142, was $0.8 million or 13% higher than first quarter 2001. Broadcast cash flow on a same stations basis was $12.4 million, $1.1 million or 10% higher than last year. Same stations Adjusted EBITDA was $10.2 million, a $1.1 million or 12% increase from first quarter 2001.

Cable
-----

First quarter revenues were $28.2 million, a $3.5 million or 14% increase over the first quarter 2001. Revenue growth came primarily from basic service rate increases and increased penetration of digital cable and cable modem services.

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Operating income was $5.8 million for the quarter, an increase of $3.2 million or 123% over last year. Approximately $1.7 million of increased operating income was attributable to the impact of the adoption of SFAS No. 142, which mandated that the amortization of cable franchise values be discontinued. First quarter Adjusted EBITDA was $11.2 million, an increase of $1.8 million or 19% over first quarter 2001. Average monthly revenue per basic subscriber increased from $42.82 to $48.36, an increase of 13% over 2001.

Susquehanna Data and Other
--------------------------

First quarter revenues totaled $2.8 million, a $0.4 million or 17% increase over first quarter 2001. Operating income improved from a $1.3 million operating loss in first quarter 2001 to nearly breakeven in 2002. Adjusted EBITDA was $0.1 million, a $1.0 million increase from the same quarter last year. The improvement in operating income and Adjusted EBITDA was primarily achieved through expense reductions in the web design group, Susquehanna Technologies.

Media is a 50% partner in a York, Pennsylvania-based competitive local exchange carrier partnership with Adelphia Business Solutions, Inc. The partnership's operations are continuing. Adelphia has indicated that its partner in the partnership is not included in its recent bankruptcy filings. As of March 31, 2002, Media's investments and other assets included $4.9 million related to this partnership. For first quarter 2002, the Susquehanna Data and Other segment's Adjusted EBITDA included a $0.3 million loss related to this partnership.

Cable Performance Share Plan
----------------------------

On April 1, 2002, the third of a three-step change in the valuation of the performance share plan occurred. Second quarter 2002 operating income and Adjusted EBITDA will include a $4.0 million charge for this valuation change. A similar charge of $4.2 million was recognized in the second quarter 2001. On March 22, 2002, certain key employees were granted rights to purchase a total of 940 performance shares at $267.91 per share. The offer expires June 18, 2002. For each share purchased, a participant will receive the right to purchase two additional performance shares at $267.91 per share during a period that ends ten years and one month from the original offer date.

Radio Employee Stock Plan
-------------------------

On April 1, 2002, the third in a three-step change in the valuation of Radio's Employee Stock Plan's, non-voting Class B common stock occurred. Although no expense or charge against Adjusted EBITDA will be recognized in second quarter 2002, minority interests will increase $16.8 million due to the valuation change. A similar increase in minority interests of $23.7 million was recognized in the second quarter of 2001. Similarly, Adjusted EBITDA was not impacted by the change in valuation in the second quarter of 2001. On March 21, 2002, certain key employees were granted rights to purchase a total of 2,820 new Class B common shares at $170.64 per share. The offer

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expires June 18, 2002. For each share purchased, a participant will receive the right to purchase two additional shares at $170.64 per share during a period that ends ten years and one month from the original offer date.

Recent Developments
-------------------

On April 1, 2002, Cable acquired the cable system serving Lawrenceburg, Indiana from Fairbanks Communications Inc. for $26.5 million. Existing credit facilities were used to fund the acquisition. The cable system serves approximately 11,000 customers and was partially rebuilt by the former owners. We expect to commence rebuild activities at a cost of approximately $6.1 million in June 2002. System rebuild activities are scheduled to be completed by year-end 2003.

On April 1, 2002, Media agreed to sell WHMA-AM to Casey Network, LLC for $150,000. Until regulatory approval of the transfer, the station will be operated under a management agreement.

General
-------

Media defines Adjusted EBITDA as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, non-cash expenses, minority interest and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

The financial information disclosed herein is preliminary and may differ from the financial statements.

Attached for your review is a schedule of unaudited selected financial information for the quarters ended March 31, 2002 and 2001.

Conference Call
---------------

A conference call is scheduled to review Susquehanna Media Co.'s 2002 first quarter results on Thursday, May 9, 2002 at 11:00 am EDT. To participate in this conference call, please dial (877) 326-2337. The conference call ID is 7055494.

* * * * * * *

     Some of the statements herein and in the attached press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," or "anticipates' or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than of historical facts included herein, including those regarding market trends, Media's financial position, business strategy, projected plans and objectives of management for future operations,

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are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media's markets), terrorist acts or adverse reactions to United States anti-terrorism activities, acquisition opportunities and Media's ability to successfully integrate acquired businesses, properties or other assets and realize the anticipated benefits of such acquisitions, expectations and estimates concerning future financial performance, financing plans, Media's ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting Media's business, non-renewal of cable franchises, increases in programming costs, decreases in Media's customers advertising and changes in generally accepted accounting practices and standards, entertainment expenditures and other factors over which Media may have little or no control.

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                     Susquehanna Media Co. and Subsidiaries
                     --------------------------------------
                         Selected Financial Information
               (dollars in thousands, except Cable Operating Data)

                                                      Three Months Ended
                                                           March 31,
                                                     2002            2001
                                                     ----            ----
Income Statement Data:
   Revenues:

        Radio ..............................     $    40,738       $    39,780
        Cable ..............................          28,210            24,663
        BlazeNet and Other .................           2,761             2,408
                                                 -----------       -----------
            Total ..........................          71,709            66,851
   Operating income ........................          12,853             6,323

Other Data:

   Radio broadcast cash flow (1) ...........     $    12,161       $    11,411
   Cable cash flow (2) .....................          12,374            10,556
   Adjusted EBITDA (3)
        Radio ..............................           9,940             9,292
        Cable ..............................          11,206             9,362
        BlazeNet and other .................             (68)             (673)
                                                 -----------       -----------
            Total ..........................          21,078            17,981
   ESOP expense ............................           2,228             2,090
   Interest expense ........................           7,255             8,059
   Interest income (4) .....................           1,547             1,665
   Depreciation and amortization ...........           6,406             9,288
   Capital expenditures ....................           3,016             7,248
   Total Long-term debt ....................         474,509           497,146

Cable Operating Data:

   Homes passed ............................         269,120           258,164
   Basic subscribers .......................         194,794           192,067
   Internal growth of subscribers (5) ......             0.0%              0.0%
   Basic penetration (6) ...................            72.4%             74.4%
   Digital terminals (7) ...................          35,891            22,550
   Digital terminal penetration (8) ........            18.4%             11.7%
   Cable modems (9) ........................          17,770             9,654
   Cable modem penetration (10) ............             6.6%              3.7%
   Premium units (11) ......................          71,108            78,372
   Premium penetration (12) ................            36.5%             40.8%
   Average monthly revenue per basic
        subscriber (13) ....................     $     48.36       $     42.82
   Cable capital expenditures ..............     $ 2,433,000       $ 4,419,000


(1) Radio broadcast cash flow is defined as radio Adjusted EBITDA plus corporate overhead allocated to radio operations.

(2) Cable cash flow is defined as cable Adjusted EBITDA plus corporate overhead allocated to cable operations.

(3) Adjusted EBITDA is defined as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, minority interest, and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

(4)  Interest income on loans by Media to its Parent to fund the ESOP.

(5) Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.

(6) Basic penetration represents basic subscribers as a percentage of homes passed.

(7) Digital terminals represents the aggregate number of digital terminals that are billed for service.

(8) Digital terminal penetration represents digital terminals deployed as a percentage of basic subscribers.

(9) Cable modems represents the aggregrate number of cable modems that are billed for service.

(10) Cable modem penetration represents cable modems as a percentage of homes passed.

(11) Premium units represents the aggregate number of individual premium services (e.g HBO, Cinemax, Showtime) which customers have subscribed.

(12) Premium penetration represents premium units as a percentage of basic subscribers.

(13) Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.

The financial information disclosed herein is preliminary and may differ from the financial statements.